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                                                                   EXHIBIT 99(b)

                    BECTON DICKINSON NAMES LUDWIG PRESIDENT

        Franklin Lakes, NJ (May 25, 1999) -- The Board of Directors of Becton, Dickinson and Company announced today that it has named Edward J. Ludwig President. Mr. Ludwig succeeds Clateo Castellini, who will continue in the role of Chairman and Chief Executive Officer until year-end, at which time Mr. Ludwig also will be appointed to the position of Chief Executive Officer.

        Mr. Ludwig joined the Company in 1979. After five years' experience in the Company's medical segment, in 1987 Mr. Ludwig assumed responsibility for corporate planning and development. From 1989 to 1994, Mr. Ludwig was President of Becton Dickinson Diagnostics in Baltimore, Maryland. During the last five years, Mr. Ludwig has held positions of increasing responsibility at corporate headquarters. He served as Senior Vice President - Finance and Chief Financial Officer from 1995 to 1998 and more recently, in July,1998, was appointed Executive Vice President of the Company.

        Clateo Castellini said, "Ed has demonstrated the vision, values and energy necessary to lead Becton Dickinson into the 21st century. He is fully committed to the continuing transformation of Becton Dickinson into a more responsive, adaptive and fast-

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moving company dedicated to helping all people live healthy lives and I am convinced he will continue to strengthen our profitability and sales growth by increasing the Company's relevance to patients and to health care systems around the world."

        Richard W. Hanselman director and chairman of the Committee on Directors at Becton, Dickinson and Company said, "Becton Dickinson has enjoyed tremendous success under the leadership of Clateo Castellini and naming Ed Ludwig today as President and CEO-designate represents another critical achievement for the Company. Ed has the experience, personal attributes and dedication necessary to guide Becton Dickinson to achieve its aspirations and the Company is very fortunate that it will benefit from Clateo's continuing presence as Chairman of the Company, which wi11 provide continuity for the initiatives undertaken and ensure a successful and seamless leadership transition."

        Becton Dickinson manufactures and sells a broad range of medical supplies and devices and diagnostic systems for use by health professionals, medical research institutions, industry and the general public. For the fiscal year ended September 30, 1998, Becton Dickinson reported total revenues of $3.1 billion and net income of $236 mi11ion.

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